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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE

                SUMMAGRAPHICS CORPORATION AND LOCKHEED MARTIN'S
            CALCOMP SUBSIDIARY SIGN DEFINITIVE AGREEMENT TO COMBINE

    AUSTIN, Texas and BETHESDA, Maryland, March 20, 1996 -- Summagraphics Corporation (NASDAQ:SUGR) and Lockheed Martin Corporation (NYSE:LMT) announced today the signing of a definitive agreement to combine Lockheed Martin's CalComp subsidiary and Summagraphics Corporation.

    Under the agreement, Summagraphics will issue approximately 40.7 million new shares of common stock to Lockheed Martin in a tax-free exchange for all of the issued and outstanding shares of Lockheed Martin's CalComp subsidiary. As a result of this exchange, Lockheed Martin will own approximately 90 percent of the combined entity. About 4.7 million shares, or 10 percent, of the combined company will continue to be held by existing Summagraphics public shareholders. With annual sales of about $350 million, the new company will continue to be listed on the NASDAQ.

    "By combining CalComp and Summagraphics through this agreement, existing Summagraphics' shareholders will own a continuing interest in a larger, stronger company that will be able to compete more effectively in its markets," said Michael Bennett, Summagraphics' president and chief executive officer.

    "The synergies from the combination of these businesses are expected to result in substantial benefits to the companies, their customers and shareholders," said Peter B. Teets, president and chief operating officer, Information & Technology Services Sector, Lockheed Martin Corporation.
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    According to Gary Long, CalComp's president and chief executive officer, the combined company will be well positioned in the growing computer peripherals market through the integration of product lines, distribution channels, and research and development.

    The agreement is subject to a number of conditions, including approval by Summagraphics' shareholders and requisite regulatory approvals. A proxy statement relating to this transaction will be sent to Summagraphics' shareholders in late April or early May. It is anticipated that the transaction will be close in the second quarter of 1996.

    Summagraphics, based in Austin, Texas, is a leading supplier of high performance digitizing tablets and cutters, and manufacturers plotter and large-format color printers used principally in computer graphics, computer-aided design and other advanced graphics applications. The company has about 275 employees worldwide.

    CalComp, based in Anaheim, California, designs and manufacturers computer peripherals, such as plotters and printers, and is a leading supplier of digitizers and scanners for complex business, CAD and graphic arts applications. It has about 1,000 employees worldwide.

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CONTACTS:
 Summagraphics Corporation
 Robert Sims (512) 873-1540
 David Osowski (512) 873-1525

 Lockheed Martin Corporation
 Media: Ron Meder (301) 897-6345
 Investors/Analysts: Jim Ryan (301) 897-6584